Filed Pursuant to Rule 424(b)(3)
Registration No. 333-135015

PROSPECTUS SUPPLEMENT

(To Prospectus dated July 6, 2006)

32,866,663 Shares

SEQUENOM, INC.

Common Stock

This prospectus supplement relates to the offer and sale, from time to time, of up to 32,866,663 shares of our common stock, $0.001 par value per share, which includes 19,999,998 shares of our common stock held by the selling stockholders and 12,866,665 shares of our common stock issuable to the selling stockholders upon the exercise of warrants. This prospectus supplement may only be delivered or used in connection with our prospectus dated July 6, 2006. Our common stock is quoted on The Nasdaq Global Market under the symbol “SQNM.”

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Prospectus Supplement dated September 11, 2007.

The information appearing in the following table supplements or supersedes (where the name of the selling stockholder appears in our prospectus or any supplement thereto) in part the information in the table under the heading “Selling Stockholders” in our prospectus (as amended by any previous prospectus supplement) and was provided by or on behalf of the selling stockholders.

	Shares Beneficially Owned Prior to Offering (1)		Number of Shares Being Offered (2)	Shares Beneficially Owned After Offering (1)
Selling Stockholder	Number	Percent		Number	Percent
Oppenheimer & Co. Inc. (3) 125 Broad Street New York, NY 10004 Attn: Zubin Mory	303,733	1.0%	302,733	1,000	*
Frank Kee Colen (4)	155,000	*	155,000	—	—
Zubin Mory (4)	82,000	*	82,000	—	—
Stuart Barich (4)	42,000	*	42,000	—	—
Stanley Stern (4)	37,500	*	37,500	—	—
Henry Williams (4)	30,000	*	30,000	—	—
Robert Powers (4)	23,111	*	23,111	—	—
Edward Newman (4)	23,111	*	23,111	—	—
James Irvine (4)	23,111	*	23,111	—	—
Andrew Kaminsky (4)	7,000	*	7,000	—	—
Chris Hagar (4)	7,000	*	7,000	—	—
Jeff Hagen (4)	7,000	*	7,000	—	—
Jason Janosz (4)	7,000	*	7,000	—	—
Jeff Cohen (4)	7,000	*	7,000	—	—
Raanan Lachman (4)	4,000	*	4,000	—	—
Rida Wong (4)	3,300	*	3,300	—	—
Cory Dorzek (4)	3,300	*	3,300	—	—
Sun Yung (4)	2,000	*	2,000	—	—
Harvard Winters (4)	500	*	500	—	—

*	Less than 1%.

(1)	Shares beneficially owned include shares of common stock issuable upon exercise of warrants. Percentages are based on 40,172,126 shares of our common stock that were outstanding on August 1, 2007. In calculating the percentage for each selling stockholder, the shares of common stock issuable upon exercise of the warrants are treated as shares outstanding for that selling stockholder but are not treated as outstanding for any other person.

(2)	Number of shares being offered includes an aggregate of a maximum of 766,666 shares of common stock issuable upon exercise of warrants (assuming no cashless exercise).

(3)	Number of shares being offered includes 302,733 shares of common stock issuable upon exercise of a warrant (assuming no cashless exercise) issued to Oppenheimer & Co. Inc. (“Oppenheimer”), as the placement agent in connection with the closing under the Purchase Agreement. Oppenheimer is a broker-dealer. Mr. Albert Lowenthal exercises voting and investment authority with respect to the shares of common stock beneficially owned by Oppenheimer.

(4)	Number of shares being offered consists of common stock issuable upon exercise of a warrant (assuming no cashless exercise) transferred to such person from Oppenheimer. Each of these selling stockholders is a current or former employee of Oppenheimer, the placement agent in connection with the closing under the Purchase Agreement, and each has an address at c/o Oppenheimer & Co. Inc., 125 Broad Street, New York, NY 10004.